                                  [AWARE LOGO]


FOR IMMEDIATE RELEASE

Contact:
Keith Farris
Aware, Inc.
781-276-4000


          AWARE, INC. ANNOUNCES ESTABLISHMENT OF STOCK REPURCHASE PLAN

BEDFORD, MASS - AUGUST 28, 2007 - Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, announced today that its Board of Directors has approved a program authorizing the Company to purchase up to $5 million of its common stock. The shares may be purchased from time to time in the open market or through privately negotiated transactions at management's discretion, depending upon market conditions and other factors. The authorization to repurchase Company stock expires on December 31, 2008.

As of August 24, 2007, the Company had 23,781,545 shares of common stock outstanding. Repurchases will be made under the program using the Company's own cash resources and will be in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations.

The program does not obligate the Company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion. As of August 24, 2007, the Company had over $38 million of cash, cash equivalents and marketable securities.

ABOUT AWARE

Aware is a leading technology supplier for the telecommunications industries. For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations and continues to develop and market DSL silicon intellectual property and test and diagnostics products. Its StratiPHY(TM) IP product line supports DSL standards, including ADSL2+ and VDSL2, and has been broadly licensed to leading semiconductor companies. Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL(R) software to help provision DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging. Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts. www.aware.com
               -------------

SAFE HARBOR WARNING

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as the possibility that Aware will repurchase up to $5,000,000 of its common stock. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. These factors are included in documents that Aware files from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and other reports and filings made with the Securities and Exchange Commission.


                                       ###
     AWARE, DR. DSL AND STRATIPHY ARE TRADEMARKS OR REGISTERED TRADEMARKS OF
      AWARE, INC. ANY OTHER TRADEMARKS APPEARING HEREIN ARE THE PROPERTY OF
                            THEIR RESPECTIVE OWNERS.

--------------------------------------------------------------------------------
        AWARE, INC. O 40 MIDDLESEX TURNPIKE O BEDFORD, MA USA 01730-1432
       TEL: (781) 276-4000 O FAX: (781) 276-4001 O E-MAIL: AWARE@AWARE.COM